Exhibit 99.1

THE HOME DEPOT ANNOUNCES FIRST QUARTER RESULTS

ATLANTA, May 15, 2007 — The Home Depot®, the world’s largest home improvement retailer, today reported first quarter net earnings of $1.0 billion, or $0.53 per diluted share, compared with $1.5 billion, or $0.70 per diluted share, in the same period in fiscal 2006.

Sales for the first quarter totaled $21.6 billion, a 0.6 percent increase from the first quarter of fiscal 2006. Total sales in the retail segment declined 4.3 percent to $18.5 billion, and comparable store sales declined 7.6 percent. Total sales in the HD Supply segment grew by 46 percent to $3.1 billion, reflecting sales from acquired businesses.

“The housing market continues to be a challenge, and erratic weather conditions across the United States negatively affected our spring selling season,” said Frank Blake, chairman & CEO. “I want to thank our associates and our vendor partners for their hard work in this challenging selling environment.”

Earlier this year the Company announced that it was conducting a review of strategic alternatives for its HD Supply segment, including a possible sale.  That review is ongoing, and the Company will wait to comment on it until it is completed.

“We believe the home improvement market will remain soft throughout 2007,” said Blake. “We plan to continue our reinvestment plans for the long-term health of the business, understanding that it will put short-term pressure on earnings.”

At the beginning of the year, the Company said its earnings per share, on a 52-week basis, would decline 4–9% in fiscal 2007.  Based on first quarter performance, the Company now believes it will be at the low end of its earnings per share guidance for the year.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at homedepot.com in the Investor Relations section.

At the end of the first quarter, the Company operated a total of 2,170 retail stores, which included 1,895 The Home Depot stores in the United States (including the Commonwealth of Puerto Rico and the territory of the U.S. Virgin Islands), 155 stores in Canada, 63 stores in Mexico, and 12 stores in China. The Company also operates 34 EXPO Design Center® locations, and 11 The Home Depot Landscape Supply® stores. Through its HD SupplySM businesses, The Home Depot is also one of the largest diversified wholesale distributors in the United States, with nearly 1,000 locations in the United States and Canada offering products and services for building, improving and maintaining homes, businesses and municipal infrastructures. The Company employs approximately 364,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index. HDE

Certain statements contained herein, including any statements related to comparable store sales, the state of the home improvement market, the state of the housing market, continuation of reinvestment plans and resulting short-term pressure on earnings, and earnings per share guidance for fiscal 2007, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and are based on our current expectations and projections about future events. These risks and uncertainties include, but are not limited to: economic conditions in North America; fluctuating commodity prices; the strategic evaluation of HD Supply, including whether or not any transaction will occur and the terms, timing and conditions associated with any such transaction; conditions affecting customer transactions and average ticket, including, but not limited to, weather conditions; improving and streamlining operations and customers’ in-store experience; and the impact of competition. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 28, 2007.

For more information, contact:
Financial Community	News Media
Diane Dayhoff	Paula Drake
Sr. Vice President of Investor Relations	Public Relations Manager
(770) 384-2666	(770) 384-3439
diane_dayhoff@homedepot.com	paula_drake@homedepot.com

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED APRIL 29, 2007 AND APRIL 30, 2006

(Unaudited)

(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	Three Months Ended		% Increase
	4-29-07	4-30-06	(Decrease)
NET SALES	$21,585	$21,461	0.6%
Cost of Sales	14,488	14,233	1.8
GROSS PROFIT	7,097	7,228	(1.8)

Operating Expenses:
Selling, General and Administrative	4,807	4,386	9.6
Depreciation and Amortization	455	420	8.3
Total Operating Expenses	5,262	4,806	9.5

OPERATING INCOME	1,835	2,422	(24.2)

Interest (Income) Expense:
Interest and Investment Income	(11)	(11)	—
Interest Expense	172	63	173.0
Interest, net	161	52	209.6

EARNINGS BEFORE PROVISION FOR INCOME TAXES	1,674	2,370	(29.4)

Provision for Income Taxes	628	886	(29.1)
NET EARNINGS	$1,046	$1,484	(29.5)%

Weighted Average Common Shares	1,959	2,114	(7.3)%
BASIC EARNINGS PER SHARE	$0.53	$0.70	(24.3)%

Diluted Weighted Average Common Shares	1,969	2,122	(7.2)%
DILUTED EARNINGS PER SHARE	$0.53	$0.70	(24.3)%

SELECTED HIGHLIGHTS

	Three Months Ended		% Increase
	4-29-07	4-30-06	(Decrease)
Number of Customer Transactions (1)	318	322	(1.2)%
Average Ticket (1)	$59.01	$60.75	(2.9)
Weighted Average Weekly Sales per Operating Store (000’s) (1)	$665	$736	(9.6)
Square Footage at End of Period (1)	228	216	5.6
Capital Expenditures	$696	$705	(1.3)
Depreciation and Amortization (2)	$485	$450	7.8%

(1)          Includes retail segment only.

(2)          Includes depreciation of distribution centers and tool rental equipment included in Cost of Sales and amortization of deferred financing costs included in Interest Expense.

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF APRIL 29, 2007 AND JANUARY 28, 2007

(Amounts in Millions)

	4-29-07	1-28-07
	(Unaudited)	(Audited)

ASSETS
Cash and Short-Term Investments	$2,081	$614
Receivables, net	3,529	3,223
Merchandise Inventories	14,413	12,822
Other Current Assets	1,496	1,341
Total Current Assets	21,519	18,000

Property and Equipment, net	26,889	26,605
Goodwill	6,357	6,314
Other Assets	1,316	1,344
TOTAL ASSETS	$56,081	$52,263

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable	$9,706	$7,356
Accrued Salaries and Related Expenses	1,175	1,307
Current Installments of Long-Term Debt	19	18
Other Current Liabilities	4,943	4,250
Total Current Liabilities	15,843	12,931

Long-Term Debt	11,640	11,643
Other Long-Term Liabilities	2,925	2,659
Total Liabilities	30,408	27,233

Total Stockholders’ Equity	25,673	25,030
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,081	$52,263

THE HOME DEPOT, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

FOR THE THREE MONTHS ENDED APRIL 29, 2007 AND APRIL 30, 2006

(Unaudited)

(Amounts in Millions)

	Three Months Ended		% Increase
	4-29-07	4-30-06	(Decrease)
NET SALES:
Retail (a)	$18,546	$19,376	(4.3)%
HD Supply	3,109	2,132	45.8
Eliminations/Other (b)	(70)	(47)	48.9
Net Sales	$21,585	$21,461	0.6%

OPERATING INCOME:
Retail (a)	$1,692	$2,278	(25.7)%
HD Supply	163	149	9.4
Eliminations/Other (b)	(20)	(5)	300.0
Operating Income	$1,835	$2,422	(24.2)%

(a) Includes all retail stores and retail services.

(b) Includes elimination of intersegment sales and unallocated corporate overhead.